Exhibit 10.3

1601 Trapelo Road
Suite 170
Waltham, MA 02451
United States

June 12, 2012	Tel: 781.663.5001
Fax: 781.663.5100

Mr. Peter L. Gray

c/o ModusLink Global Solutions, Inc.

Waltham, MA 02451

Re:	Changes in Compensation and Retention Bonus

Dear Peter:

To incentivize you to remain with and committed to the success of ModusLink Global Solutions, Inc (the “Company”) and its subsidiaries, the Company would like to (i) offer you a retention bonus subject to the conditions forth below in this letter agreement (this “Agreement”), (ii) increase your annual base salary to $400,000, (iii) change your title to Executive Vice President, Chief Administrative Officer, General Counsel and Secretary and (iv) amend your Executive Retention Agreement dated August 28, 2002, as amended by the first and second amendments thereto (the “Severance Agreement”) as provided in attached Third Amendment thereto.

(a) Retention Bonus. Subject to the conditions set forth below, you will be eligible to receive a cash bonus in an amount equal to $400,000 (the “Retention Bonus”) payable in two installments of $160,000 on December 31, 2012 and $240,000 on June 30, 2013 (each a “Payment Date”) if you are actively employed by the Company on the Payment Date. The applicable portion of the Retention Bonus shall be paid on the applicable Payment Date. Notwithstanding the foregoing if your employment is terminated prior to the Payment Date (i) by the Company other than for Cause (as defined in the Severance Agreement) or (ii) by you following a Change in Control (as defined in the Severance Agreement) for Good Reason (as defined in the Severance Agreement), and subject to your execution and not revoking of a general release of claims within 50 days of the termination date, then the Company will pay you the Retention Bonus in full (or any unpaid installment thereof) on the 60th day following your termination.

(b) Forfeiture of Retention Bonus. In the event that your employment with the Company is terminated either by the Company for Cause or by you other than for Good Reason, prior to the Payment Date you shall forfeit all right, title and interest in and to the Retention Bonus.

(c) No Right to Continued Employment. Nothing contained in this Agreement conveys upon you the right to continue to be employed by the Company or any successor thereto, constitutes a contract or agreement of employment or restricts the Company’s or any successor’s right to terminate your employment at any time, with or without Cause.

(d) Withholding. All amounts payable will be less any legally required or voluntarily elected withholdings.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors, assigns, beneficiaries, heirs, and representatives, as applicable. You may not assign your rights under this Agreement (except by will or the laws of descent and distribution).

(f) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof.

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to me. Please retain one fully-executed original for your files.

Sincerely,

ModusLink Global Solutions, Inc.,
a Delaware corporation

By:	/s/ Frank J. Jules
Name:	Frank J. Jules
Title:	Chairman of the Board of Directors

Accepted and Agreed,
this 12th day of June, 2012.

By:	/s/ Peter L. Gray
Peter L. Gray

THIRD AMENDMENT TO EXECUTIVE RETENTION AGREEMENT

This Third Amendment to Executive Retention Agreement (the “Amendment”) is entered into on this 12th day of June, 2012, by and between ModusLink Global Solutions, Inc. (formerly known as CMGI, Inc.), a Delaware corporation (the “Company”) and Peter L. Gray (“Executive”);

WHEREAS, the parties have entered into an Executive Retention Agreement dated as of August 28, 2002 (the “Agreement”); and

WHEREAS, the parties entered into Amendment No. 1 to Executive Retention Agreement on the 26th day of July, 2007 (the “First Amendment”) and the Second Amendment to Executive Retention Agreement on September 28, 2010 (the “Second Amendment”); and

WHEREAS, the parties mutually desire to further amend the Agreement;

NOW, THEREFORE, the parties hereto agree as follows, effective on the date hereof:

Unless the context indicates otherwise, capitalized terms used but not defined in this Amendment shall have the respective meanings assigned to them in the Agreement (as amended by the First and Second Amendment);

1.	Section 2(a) of the Agreement is amended to read as follows:

“(a) Severance Pay Following a Change in Control. In the event a Change in Control (as defined below) occurs and, within one (1) year thereafter, the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below), then the Executive shall be entitled to receive the following as severance (i) a lump sum payment equal to his then current base salary multiplied by two (2), and (ii) a lump sum payment equal to his target annual bonus for the year in which the Termination Date (as defined below) occurs. All amounts payable under (i) and (ii) above shall be paid within thirty (30) days of the Termination Date. In addition, all of the Executive’s stock options, restricted stock or other outstanding and unvested equity compensation shall be immediately vested, such vested awards that were granted as restricted stock shall be free of restrictions and such vested awards that were granted as options shall remain exercisable for a period of 6 months following the Termination Date (but not to exceed the original term of such awards).”

2.	Section 2(b) of the Agreement is amended to read as follows:

“(b) Severance Pay Absent a Change in Control. In the event the employment of the Executive is terminated by the Company for a reason other than for Cause, then the Executive shall be entitled to receive the following as severance (i) twelve (12) months of his current base salary, and (ii) an amount equal to his target annual bonus for the year in which the Termination Date (as defined below) occurs. All amounts payable under (i) and (ii) above shall be paid in installments over a period of twelve (12) months in accordance with the Company’s normal payroll cycle. If in connection with such termination, the Executive receives WARN notice which entitles him to 60 days of salary continuance and benefits (“WARN Benefits”) and the Company does not require the Executive to work during such 60 day time period, then the amount of severance under this Section 2(b)(i) and (ii) shall be reduced by the amount of WARN Benefits received.”

The Agreement is affirmed, ratified and continued as amended by the First and Second Amendments and as further amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

MODUSLINK GLOBAL SOLUTIONS, INC.		EXECUTIVE

By:
Its:	Chairman of the Board of Directors	Peter L. Gray